                                                                      EXHIBIT 99



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                                 NEWS RELEASE
--------------------------------------------------------------------------------

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                          Northern Trust Corporation
                            50 South LaSalle Street
                            Chicago, Illinois 60675
                 Contact:  Laurie McMahon, Investor Relations
                               (312) 444-7811 or
                     Dianne Kotsogiannis, Public Relations
Release #01516                 (312) 444-4281       http://www.northerntrust.com
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE
---------------------
NORTHERN TRUST CORPORATION REPORTS RECORD 2001 FIRST QUARTER EARNINGS OF $.55 PER SHARE, UP 12%.

(Chicago, April 16, 2001) Northern Trust Corporation reported record net income per share of $.55 for the first quarter, an increase of 12% from the $.49 per share earned a year ago. Net income also increased 12% to a record $127.2 million from the $113.3 million earned in the first quarter of last year. This performance resulted in a return on average common equity of 21.53%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "We are pleased to report another record quarterly performance for Northern Trust. This is a most gratifying result given the softening in the general economy and the significant decline in the equity markets, which moderated our trust fee growth rate. Although revenues, including trust fees, increased 7%, we were able to achieve earnings growth of 12% by aggressively managing our business, resulting in expense growth of only 5% and the attainment of positive operating leverage. Trust assets under administration grew to $1.65 trillion, up 3% since March 31, 2000, but declined 2% since December 31, 2000 as a result of lower equity markets. Assets under management grew $14 billion since last year to $337 billion and were down just $1 billion from December 31, 2000, reflecting continued new business flows. These strong results during this challenging time continue to validate our focused strategy."

                                     -more-

                     FIRST QUARTER PERFORMANCE HIGHLIGHTS

     Revenues increased 7% to a record $551.5 million. Trust fees grew 7% to $305.2 million in the quarter, compared to $286.0 million in the first quarter of last year. Trust fees represented 55% of total first quarter revenues and fee-related income represented 71% of total revenues.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 7% and totaled $156.1 million, compared to $145.5 million in the year-ago quarter. Trust fee growth was a result of strong new business throughout Northern Trust's national PFS network, offset in part by lower equity markets. All twelve states recorded increases, with the largest states ranging from 1% in Florida to 14% in Texas, while the Wealth Management Group grew 11%. Wealth Management administers $59.6 billion in assets worldwide, up 5% from March 31, 2000.

     With the opening of the Weston, Florida office in early April, Northern Trust's network of Personal Financial Services offices reached 82 locations in twelve states. Personal trust assets under administration totaled $160.0 billion at March 31, 2001, compared to $162.1 billion at March 31, 2000 and $168.8 billion at December 31, 2000. Of these assets under administration, $93.3 billion is managed by Northern Trust, compared to $97.3 billion one year ago. Net new recurring PFS trust business sold during the quarter totaled approximately $15 million in annualized fees.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 6% to $149.1 million, compared to $140.5 million in the year-ago quarter, reflecting strong new business growth offset in part by lower equity markets. C&IS trust fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients worldwide. Custody fees increased to $50.7 million, up 16%, reflecting strong new business. Fees from asset management increased 3% to $43.8 million. Securities lending fees of $29.9 million were $2.3 million below the year-ago quarter, which benefited from the carryover effect of higher year 2000-related spreads. Strong new business results increased fees generated by Northern Trust Retirement Consulting, L.L.C., to $15.3 million, up 17% from last year's first quarter.

                                     -more-

     Total C&IS trust assets under administration totaled $1.49 trillion at March 31, 2001, compared to $1.44 trillion at March 31, 2000 and $1.51 trillion at December 31, 2000. Of the C&IS trust assets under administration, $243.3 billion is managed by Northern Trust, up 8% from March 31, 2000. Trust assets under administration include $418.0 billion of global custody assets, up 16% from a year ago. Net new recurring C&IS trust business sold during the quarter totaled approximately $19 million in annualized fees.

     Foreign exchange trading profits were $34.9 million for the quarter, up 3% from the first quarter of 2000. The current year quarter benefited from market volatility in the yen and a higher level of client transaction volume.

     Total treasury management revenues, which include both fees and the computed value of compensating deposit balances, totaled $28.7 million, up 11% from last year's first quarter due to new business and higher transaction volumes from existing clients. The fee portion of these revenues in the quarter was $20.1 million, up 18% from $17.1 million in the comparable quarter last year, partly as a result of more clients electing to pay for services in fees rather than in compensating deposit balances. Revenues from security commissions and trading income were $9.6 million, unchanged from last year. Other operating income was $19.7 million for the first quarter compared with $15.7 million in the same period last year. The increase resulted primarily from higher trust deposit-related revenues and loan service fees.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled a record $162.0 million, up 7% from the $150.8 million reported in the prior year quarter. The increase in net interest income reflects 14% growth in average earning assets and a 10% increase in noninterest-related funds, primarily demand deposits and equity. The asset growth included a 14%, or $2.1 billion, increase in loans and leases. Securities increased 23%, or $1.9 billion, due to a higher level of investments in short-term U.S. agency securities. Money market assets were unchanged. The net interest margin narrowed to 2.05% versus 2.16% in the year-ago quarter, but improved from 1.96% in the fourth quarter of 2000. The decrease from a year

                                     -more-
ago is due primarily to the increase in short-term, lower-margin federal agency securities and a greater reliance on interest-related funding sources. The improvement from the fourth quarter reflects the benefit of lower interest rates, growth in equity and higher loan volume.

     Nonperforming assets totaled $112.7 million at March 31, 2001 compared to $78.5 million at December 31, 2000 and $58.6 million at March 31, 2000. The increase during the quarter primarily reflects the impact of one commercial loan to a manufacturing company that filed for Chapter 11 reorganization early in April, 2001.

     The provision for credit losses was $5.0 million in the quarter compared to $4.0 million for the same quarter last year and $5.0 million in the fourth quarter of 2000. There were essentially no net charge-offs for the quarter compared to $.2 million in the year-ago quarter. The credit provision, net of charge-offs, resulted in an increase in the reserve for credit losses to $167.9 million at March 31, 2001, representing a reserve to loan ratio of .94% compared to .90% at December 31, 2000. Nonaccrual loans of $111.1 million at quarter-end represent .62% of total loans and were covered 1.5 times by the reserve.

     Noninterest expenses totaled $341.6 million for the quarter, an increase of 5% from the $326.1 million in the year-ago quarter. Expense growth has been reduced from the rate experienced in recent quarters partially as a result of initiatives implemented by management to reduce certain discretionary expenses. These initiatives include closely monitoring staffing levels, limiting staff-related and other discretionary expenses, and modifying some cash incentive plans for 2001 to include a stock option grant component. This last initiative resulted in a $5.7 million expense savings in the quarter when compared to programs in place prior to this initiative. Approximately two-thirds of the increase in noninterest expenses related to compensation and employee benefits and was primarily attributable to staff growth and merit increases, partially offset by lower performance-based pay. Performance-based pay in the prior year quarter was impacted by the significant increase in the price of Northern Trust Corporation common stock during that quarter. Current quarter performance-based compensation levels reflect the impact of slower revenue growth, lower investment portfolio

                                    -more-
performance and the modifications made to incentive plans. Staff levels increased from one year ago to support growth initiatives and strong new
business in both PFS and C&IS.   Staff on a full-time equivalent basis at March
31, 2001 totaled 9,537, up 837 or 10% from March 31, 2000. Since December 31, 2000, staff has increased only 71 positions, or .8%.

     The balance of the expense growth reflects increased costs associated with technology investments, including e-commerce initiatives, business promotion, office expansion, and operating costs relating to the significant growth in transaction volumes. These increases were offset by a number of factors, including among others, lower stock-related directors compensation and a decrease in subcustodian and sub-advisor costs.

                                 BALANCE SHEET

     Balance sheet assets averaged $35.7 billion for the quarter, up 14% from last year's first quarter average of $31.3 billion, primarily reflecting growth in loans and securities. Loans and leases averaged $17.7 billion for the quarter, an increase of $2.1 billion or 14%. Reflecting strong growth in lending to Wealth Management and private banking clients, personal loans increased $554 million or 33% to average $2.3 billion for the quarter. Residential mortgages increased $559 million or 9% to average $6.8 billion for the quarter and represented 39% of the total loan portfolio. Commercial and industrial loans averaged $5.0 billion during the quarter compared to $4.6 billion in the first quarter of 2000. The securities portfolio increased 23% to $9.9 billion on average during the period while money market assets averaged $4.5 billion in the quarter, unchanged from last year.

     Common stockholders' equity averaged $2.4 billion, up 14% from last year's first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 463,395 shares at a cost of $34.4 million. An additional 6.7 million shares may be purchased after March 31, 2001 under the current share buyback program.

                                    -more-

                          FORWARD-LOOKING STATEMENTS


     This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, changes in securities market prices, credit quality, planned capital expenditures and technology spending, and the effect of various matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 2000 Annual Report to Stockholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks, including material systems interruptions or errors, and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.


               WEBCAST OF FIRST QUARTER EARNINGS CONFERENCE CALL


     Northern Trust's first quarter earnings conference call will be webcast live on Monday, April 16, 2001. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 11 a.m. CDT and is accessible on Northern Trust's web site at:

    http://www.northerntrust.com/aboutus/news/financial_releases.html.


A replay will be available beginning at 1:00 p.m. CDT on April 16, 2001 until 6:00 p.m. on April 23, 2001. Participants will need RealPlayer/tm/ software, that can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                     / / /

                           NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
------------------------------
($ In Millions Except Per Share Data)
-------------------------------------

                                                         FIRST QUARTER
                                            ---------------------------------------
                                             2001          2000        % Change (*)
                                            ---------------------------------------
Noninterest Income
     Trust Fees                              $  305.2      $  286.0           7 %
     Foreign Exchange Trading Profits            34.9          34.0           3
     Treasury Management Fees                    20.1          17.1          18
     Security Commissions & Trading Income        9.6           9.6           0
     Other Operating Income                      19.7          15.7          25
     Investment Security Transactions               -             -         N/M
                                             ---------     ---------     -------
Total Noninterest Income                        389.5         362.4           7

Interest Income (Taxable Equivalent)            507.3         447.2          13
Interest Expense                                345.3         296.4          16
                                             ---------     ---------     -------
Net Interest Income (Taxable Equivalent)        162.0         150.8           7

Total Revenue (Taxable Equivalent)              551.5         513.2           7

Noninterest Expenses
     Compensation                               170.4         164.8           3
     Employee Benefits                           33.8          29.2          16
     Occupancy Expense                           24.7          20.8          19
     Equipment Expense                           21.2          17.9          18
     Other Operating Expenses                    91.5          93.4          (2)
                                             ---------     ---------     -------
Total Noninterest Expenses                      341.6         326.1           5

Provision for Credit Losses                       5.0           4.0          25
Taxable Equivalent Adjustment                    13.9          11.4          22
                                             ---------     ---------     -------
Income before Income Taxes                      191.0         171.7          11
Provision for Income Taxes                       63.8          58.4           9
                                             ---------     ---------     -------

NET INCOME                                   $  127.2      $  113.3          12 %
                                             =========     =========     =======

Net Income Per Common Share
     Basic                                   $   0.57         $0.51          12 %
     Diluted                                     0.55          0.49          12

Return on Average Common Equity                 21.53 %       21.70 %
Average Common Equity                        $2,370.8      $2,075.4          14 %
Return on Average Assets                         1.45 %        1.46 %

Common Dividend Declared per Share           $  0.155      $  0.135          15 %
Preferred Dividends (millions)                    1.4           1.3           3

Average Common Shares Outstanding (000s)
     Basic                                    221,568       221,199
     Diluted                                  229,821       230,121
Common Shares Outstanding (EOP)               222,636       222,300
                                            ==========
(N/M) Not Meaningful
 (*)   Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial
       Information.
Note:  Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.



                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)


BALANCE SHEET ($ IN MILLIONS)
-----------------------------
                                                                        MARCH 31
                                              ------------------------------------------------------------
                                                 2001                    2000                 % Change (*)
                                              ------------------------------------------------------------
Assets
   Money Market Assets                          $ 3,855.6               $ 4,385.0                     (12)%
   Securities
       U.S. Government                              189.9                   236.9                     (20)
       Federal Agency and Other                  11,965.5                 8,061.9                      48
       Municipal                                    485.7                   485.9                     N/M
       Trading Account                               16.8                     7.7                     119
                                                ----------              ----------             -----------
   Total Securities                              12,657.9                 8,792.4                      44
   Loans and Leases                              17,868.6                16,478.8                       8
                                                ----------              ----------             -----------
   Total Earning Assets                          34,382.1                29,656.2                      16
   Reserve for Credit Losses                       (167.9)                 (154.7)                      9
   Cash and Due from Banks                        1,545.3                 1,592.7                      (3)
   Trust Security Settlement Receivables            458.0                   519.2                     (12)
   Buildings and Equipment                          466.4                   384.9                      21
   Other Nonearning Assets                        1,513.9                 1,221.1                      24
                                                ----------              ----------             -----------
  Total Assets                                  $38,197.8               $33,219.4                      15 %
                                                ==========              ==========             ===========

Liabilities and Stockholders' Equity
   Interest-Bearing Deposits
       Savings                                  $ 8,000.6               $ 7,544.2                       6 %
       Other Time                                 1,835.1                   830.0                     121
       Foreign Office Time                        8,559.3                 7,858.6                       9
                                                ----------              ----------             -----------
   Total Interest-Bearing Deposits               18,395.0                16,232.8                      13
   Borrowed Funds                                 9,162.1                 7,113.5                      29
   Senior Notes and Long-Term Debt                1,560.1                 1,406.0                      11
                                                ----------              ----------             -----------
   Total Interest-Related Funds                  29,117.2                24,752.3                      18
   Demand & Other Noninterest-Bearing Deposits    5,196.9                 5,221.9                     N/M
   Other Liabilities                              1,311.1                   993.6                      32
                                                ----------              ----------             -----------
   Total Liabilities                             35,625.2                30,967.8                      15
   Common Equity                                  2,452.6                 2,131.6                      15
   Preferred Equity                                 120.0                   120.0                       -
                                                ----------              ----------             -----------
  Total Liabilities and Stockholders' Equity    $38,197.8               $33,219.4                      15 %
                                                ==========              ==========             ===========


                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
                                                              FIRST QUARTER
                                              --------------------------------------------
                                                 2001            2000         % Change (*)
                                              --------------------------------------------
Assets
   Money Market Assets                          $ 4,530.1       $ 4,537.5         N/M %
   Securities
       U.S. Government                              208.8           250.2         (17)
       Federal Agency and Other                   9,200.9         7,268.7          27
       Municipal                                    453.9           487.3          (7)
       Trading Account                               14.8            11.7          27
                                                ----------      ----------     -------
   Total Securities                               9,878.4         8,017.9          23
   Loans and Leases                              17,713.9        15,577.2          14
                                                ----------      ----------     -------
   Total Earning Assets                          32,122.4        28,132.6          14
   Reserve for Credit Losses                       (165.4)         (152.8)          8
   Nonearning Assets                              3,698.0         3,280.2          13
                                                ----------      ----------     -------
  Total Assets                                  $35,655.0       $31,260.0          14 %
                                                ==========      ==========     =======

Liabilities and Stockholders' Equity
   Interest-Bearing Deposits
       Savings                                  $ 7,971.9       $ 7,439.8           7 %
       Other Time                                 1,293.0           789.2          64
       Foreign Office Time                        8,642.1         7,866.8          10
                                                ----------      ----------     -------
   Total Interest-Bearing Deposits               17,907.0        16,095.8          11
   Borrowed Funds                                 7,828.4         6,121.1          28
   Senior Notes and Long-Term Debt                1,452.2         1,424.4           2
                                                ----------      ----------     -------
   Total Interest-Related Funds                  27,187.6        23,641.3          15
   Demand & Other Noninterest-Bearing Deposits    4,750.9         4,411.7           8
   Other Liabilities                              1,225.7         1,011.6          21
                                                ----------      ----------     -------
   Total Liabilities                             33,164.2        29,064.6          14
   Common Equity                                  2,370.8         2,075.4          14
   Preferred Equity                                 120.0           120.0           -
                                                ----------      ----------     -------
  Total Liabilities and Stockholders' Equity    $35,655.0       $31,260.0          14 %
                                                =========       ==========     =======


                          NORTHERN TRUST CORPORATION
               (Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA
--------------------
($ In Millions Except Per Share Data)
-------------------------------------
                                                    2001                              2000
                                                   Quarters                          Quarters
                                                 -----------------------------------------------------------------
                                                      First       Fourth         Third         Second        First
                                                 -----------------------------------------------------------------
Net Income Summary
   Trust Fees                                       $  305.2    $  304.9       $  304.7      $  305.6      $  286.0
   Other Noninterest Income                             84.3        84.9           87.2          87.3          76.4
   Net Interest Income (Taxable Equivalent)            162.0       159.9          157.1         154.1         150.8
                                                    --------    --------       --------      --------      --------
     Total Revenue (Taxable Equivalent)                551.5       549.7          549.0         547.0         513.2
   Provision for Credit Losses                           5.0         5.0            5.0          10.0           4.0
   Noninterest Expenses                                341.6       342.3          344.9         338.2         326.1
                                                    --------    --------       --------      --------      --------
     Pretax Income (Taxable Equivalent)                204.9       202.4          199.1         198.8         183.1
   Taxable Equivalent Adjustment                        13.9        14.3           14.3          13.3          11.4
   Provision for Income Taxes                           63.8        62.6           61.5          62.5          58.4
                                                    --------    --------       --------      --------      --------
     Net Income                                       $127.2    $  125.5       $  123.3      $  123.0      $  113.3
                                                    ========    ========       ========      ========      ========

Per Common Share
   Net Income - Basic                               $   0.57    $   0.56       $   0.55      $   0.55      $   0.51
              - Diluted                                 0.55        0.54           0.53          0.53          0.49
   Dividend Declared                                   0.155       0.155          0.135         0.135         0.135
   Book Value (EOP)                                    11.02       10.54          10.10          9.85          9.59
   Market Value (EOP)                                  62.50       81.56          88.88         65.06         67.56

Ratios
   Return on Average Common Equity                     21.53 %     21.77 %        22.12 %       22.81 %       21.70 %
   Return on Average Assets                             1.45        1.38           1.42          1.44          1.46
   Net Interest Margin                                  2.05        1.96           1.99          2.00          2.16
   Productivity Ratio  (*)                               161 %       161 %          159 %         162 %         157 %
   Risk-based Capital Ratios
       Tier 1                                           10.1 %       9.8 %          9.4 %         9.1 %         9.5 %
       Total (Tier 1 + Tier 2)                          13.7        12.9           12.5          12.3          13.0
       Leverage                                          7.3         6.9            6.9           6.8           7.4

Trust Assets ($ in Billions) - EOP
   Corporate                                        $1,486.5    $1,515.0       $1,515.3      $1,445.9      $1,437.4
   Personal                                            160.0       168.8          171.2         165.0         162.1
                                                    --------    --------       --------      --------      --------
     Total Trust Assets                             $1,646.5    $1,683.8       $1,686.5      $1,610.9      $1,599.5
                                                    ========    ========       ========      ========      ========
   Memo:  Managed Assets                            $  336.6    $  338.0         $338.3      $  333.0      $  323.1

Asset Quality ($ in Millions) - EOP
   Nonaccrual Loans                                 $  111.1    $   76.3          $76.8      $   54.4      $   56.5
   Other Real Estate Owned (OREO)                        1.6         2.2            2.0           1.0           2.1
                                                    --------    --------       --------      --------      --------
     Total Nonperforming Assets                     $  112.7       $78.5          $78.8      $   55.4      $   58.6
                                                    ========    ========       ========      ========      ========
     Nonperforming Assets / Loans & OREO                0.63 %      0.43 %         0.44 %        0.32 %        0.36 %

   Gross Charge-offs                                    $0.7        $0.6           $6.8          $5.8          $0.3
   Gross Recoveries                                      0.7         0.5            0.5           0.4           0.1
                                                    --------    --------       --------      --------      --------
     Net Charge-offs                                    $0.0        $0.1           $6.3          $5.4          $0.2
                                                    ========    ========       ========      ========      ========
   Net Charge-offs (Annualized) to Average Loans       0.001 %     0.002 %         0.15 %        0.13 %        0.01 %
   Reserve for Credit Losses                        $  167.9    $  162.9       $  158.0      $  159.3      $  154.7
   Reserve to Nonaccrual and Restructured Loans          151 %       213 %          206 %         293 %         274 %
                                                    ========

  (*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.

